Exhibit 8.1

Law Offices

One Logan Square

Suite 2000

Philadelphia, PA

19103-6996

215-988-2700

215-988-2757 fax

www.drinkerbiddle.com

CALIFORNIA

CONNECTICUT

DELAWARE

ILLINOIS

NEW JERSEY

NEW YORK

PENNSYLVANIA

TEXAS

WASHINGTON D.C.

Established 1849

December 20, 2019

Pennsylvania Real Estate Investment Trust

One Commerce Square, Suite 1000

2005 Market Street

Philadelphia, PA 19103

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax matters in connection with the preparation and filing by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the contemplated issuance by the Trust from time to time of common shares of beneficial interest, par value $1.00 per share; preferred shares of beneficial interest; debt securities, which may be senior debt securities, senior subordinated debt securities, or subordinated debt securities; warrants exercisable for common shares, preferred shares, debt securities, depositary shares, rights, or other securities; rights; depositary shares; and units consisting of any combination of these securities.

This opinion is based, in part, on various assumptions and the representations made by you as to factual matters set forth in the Registration Statement and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under it, and existing administrative and judicial interpretations, all as they exist as of the date of this letter. All of these statutory provisions, regulations, and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to these authorities might result in modifications of our opinions contained in this letter.

Based on the foregoing, we are of the opinion that:

1. For all years as to which the Trust’s tax returns remain open for adjustment by the Internal Revenue Service, the Trust has been organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code, and the Trust’s method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a “real estate investment trust” under the Code.

2. The statements in the Prospectus set forth under the caption “Material U.S. Federal Income Tax Consequences,” to the extent those statements constitute matters of law, summaries of legal matters, or legal conclusions, and subject to the limitations expressed therein, have been reviewed by us and are accurate in all material respects.

We express no opinion with respect to the matters described in the Prospectus other than those expressly set forth herein. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or by a court.

Pennsylvania Real Estate Investment Trust

December 20, 2019

This opinion is given as of the date hereof, and we assume no responsibility for updating this opinion to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of any of the opinions expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP